UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 11, 2013

INOVA TECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-27397	98-0204280
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 W. Sahara Ave. Suite 800 Las Vegas, NV 89102
(Address of principal executive offices)(Zip Code)

800-757-9808
(Registrant's Telephone Number, Including Area Code)

Item 5.03.           Amendments to Articles of Incorporation or Bylaws.

On June 7, 2013 the board of directors of Inova Technology, Inc. authorized a one hundred (100) to one (1) reverse split of all outstanding common shares and a corresponding decrease in the Company’s authorized common stock pursuant to Section 78.209 of the Nevada Revised Statutes. Each 100 shares will now be worth 1 share.

Section 78.209 provides that the board of directors of a Nevada corporation can authorize a forward or reverse split of capital stock without the consent of shareholders if such action is taken in conjunction with a corresponding proportional increase or decrease in authorized capital stock.

We filed a Certificate of Change with the Secretary of State of Nevada. The reverse stock split will become effective upon FINRA approval on approximately June 17, 2013. Effective at the same time as the reverse stock split, the authorized shares of our common stock will be proportionately decreased from 2,000,000,000 shares to 20,000,000 shares.

Each shareholder's percentage ownership interest in our company and the proportional voting power remains unchanged after the reverse stock split, except for minor changes and adjustments resulting from rounding up of fractional interests. The rights and privileges of the holders of our common stock are unaffected by the reverse stock split.

As of the Record Date, we had issued and outstanding 307,950,619 shares of common stock, par value $0.001 per share (the “Common Stock”). After the stock split, the Company will have 3,079,506 shares issued and outstanding. The par per share will remain unchanged.

The Stock Split is intended to increase the price per share of our Common Stock. The Board of Directors believes that the price of the Common Stock is too low to attract investors in the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of our stockholders to implement a stock split. The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC-QB”) under the symbol “INVA” and the last reported closing price of the Common Stock on June 11, 2013 was $0.0031 per share.

The Board of Directors believes that the share price of the Common Stock is a significant factor in whether the Common Stock satisfies the investing guidelines of many institutional investors and investment funds. A stock split may allow a broader range of institutions to invest in our Common Stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), and may potentially increase the trading volume and liquidity of our Common Stock.

Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. If, following the Stock Split, we are successful in maintaining a higher stock price, we anticipate that our Common Stock will have greater liquidity and a stronger investor base which, in turn, may help increase analyst and broker interest in our Common Stock. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. The Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock.

The Stock Split will also reduce the number of shares of Common Stock available for issuance under the Company’s 2002 Equity Incentive Plan. The Company also has outstanding warrants pursuant to which shares of Common Stock will be issued upon exercise.

Under the terms of the applicable warrant agreements, the number of shares subject to outstanding warrants will be proportionately reduced by the exchange ratio. In addition, the exercise price of each outstanding warrants will be proportionately increased by the exchange ratio.

In addition, the Stock Split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Registered and Beneficial Stockholders

Following the Stock Split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Stock Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the Stock Split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Procedure for Effectuating the Stock Split

The Stock Split will be effective upon the filing of a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Nevada, which is referred to as the “Effective Date.” The Board of Directors reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Stock Split if the Board of Directors determines that the Stock Split is no longer in the best interests of the Company and its stockholders.

     Beginning on the Effective Date, each certificate representing pre- Stock Split shares will be deemed for all corporate purposes to evidence ownership of post- Stock Split shares. The text of the Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the Stock Split.

Exchange of Stock Certificates

The Company’s transfer agent will act as “exchange agent” for purposes of implementing the exchange of stock certificates. Holders of pre- split shares will be asked to surrender to the exchange agent certificates representing pre- split shares in exchange for post- split shares, including whole shares to be issued in lieu of fractional shares (if any) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. Until surrender, each certificate representing shares before the Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Stock Split rounded up to the nearest whole share. No new post- split share certificates, including those representing whole shares to be issued in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL THEY ARE REQUESTED TO DO SO.

Certain Risk Factors Associated with the Stock Split

In evaluating the Stock Split proposal, the Board of Directors also took into consideration negative factors associated with stock splits. These factors included the negative perception of stock splits by some investors, analysts and other stock market participants, as well as various other risks and uncertainties that surround the implementation of a stock split, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the Stock Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Stock Split. While we expect that the Stock Split will result in an increase in the per share price of our Common Stock, the Stock Split may not increase the per share price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding. It also may not result in a permanent increase in the price per share, which depends on many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. If the Stock Split is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the Stock Split. The history of similar stock splits for companies in similar circumstances is varied.

•
There can be no assurance that the Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•
The Stock Split may decrease the liquidity of our Common Stock. The liquidity of our capital stock may be harmed by the proposed Stock Split given the reduced number of shares that would be outstanding after the Stock Split, particularly if the stock price does not increase as a result of the Stock Split.

The Board of Directors, however, has determined that these negative factors were outweighed by the potential benefits of the Stock Split and voted unanimously to approve the Stock Split proposal.

Accounting Matters

The par value per share of Common Stock would remain unchanged at $0.001 per share after the Stock Split. As a result, on the Effective Date of the Stock Split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Stock Split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. Our net income or loss and our net book value on a per share basis will be increased because there will be fewer shares of Common Stock outstanding. We will reclassify prior period per share amounts and the Consolidated Statements of Stockholders’ Equity for the effect of the Stock Split for any prior periods in our financial statements and reports such that prior periods are comparable to current period presentation. The Company does not anticipate that any other accounting consequences would arise as a result of the Stock Split.

Item 8.01 Other events

Attached reverse stock split

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: June 12, 2013	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer